Exhibit 99.1

Investors May Contact:
Keith R. Style
V.P.-Finance and Investor Relations
(212) 885-2530
investor@asburyauto.com
Reporters May Contact:
Stephanie Lowenthal
RF|Binder Partners
(212) 994-7619
Stephanie.Lowenthal@RFBinder.com

Asbury Automotive Group Acquires 32 Properties,

More than 25% of its Dealership Locations

New York, NY, June 4, 2008 – Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that certain of its subsidiaries have closed on the acquisition of 32 real estate properties in Florida, North Carolina, Virginia, Georgia, Arkansas and Texas from affiliates of AutoStar Realty Operating Partnership, L.P. Asbury currently operates retail dealerships, service centers or related facilities at these locations. Prior to the transaction, Asbury leased these properties on a long-term basis from AutoStar. The total purchase price was approximately $200 million, 75% of which was financed through mortgage borrowings, and the remainder through internal resources.

“These properties represent over one quarter of our dealerships and we are pleased to be in a position to control our own destiny with them,” said Charles R. Oglesby, President and CEO. “Ownership of this real estate provides us greater flexibility in terms of renovations, relocations, and dispositions.”

Craig T. Monaghan, Asbury’s Senior Vice President & CFO, commented, “This deal is based on simple economics; we have replaced higher cost off-balance sheet obligations with lower cost mortgage debt. In addition, these properties were subject to periodic rent increases which would have made them even more costly in the future. We expect the transaction will reduce our financing costs by approximately 150 basis points, with annual earnings per share accretion of approximately $0.02.”

Mr. Oglesby concluded, “This exciting transaction presented itself just prior to Craig Monaghan joining Asbury. Our ability to close this substantial deal in such short order is a testament to his experience and knowledge of our industry, as well as the great team working with him.”

About Asbury Automotive Group

Asbury Automotive Group, Inc. (“Asbury”), headquartered in New York City, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 90 retail auto stores, encompassing 122 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to our goals, plans, expectations, strategies, estimated annualized cost savings from the transaction and any resulting impact on our earnings. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, the Company's ability to execute its long-term growth strategies. These and other risk factors are discussed in the Company's annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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